Goodman
& COMPANY
Certified Public Accountants
Specialized Services
Business Solutions

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The KEYW Corporation 2008 Stock Incentive Plan and The KEYW Holding Corporation 2009 Stock Incentive Plan, 2010 Employee Stock Purchase Plan and Non-Plan Stock Option Awards, as dated on or about October 27, 2010, of our reports dated February 4, 2010, and April 9, 2009 with respect to the financial statements of The Analysis Group as of October 31, 2009, and December 31, 2008 and 2007 and for the 10 month period ended October 31, 2009 and years ended December 31, 2008 and 2007, respectively, which are included in the Registration Statement and Prospectus of The KEYW Holding Corporation on Form S-1(file number 333-167608).

Goodman & Company, LLP

McLean, Virginia
October 27, 2010

1430 Spring Hill Road, Suite 300
McLean, VA 22102-3018

ph 703.970.0400
fax 703.970.0401